                                                                   EXHIBIT 10.18


                              [Sangamo letterhead]


                                 March 17, 2000


Alan Wolffe, Ph.D.
10209 Summit Avenue
Kensington, MD 20895

Dear Alan:

               This will constitute the employment agreement between you and Sangamo BioSciences, Inc. (the "Company") following your acceptance of our offer dated March 9, 2000.

               1. You will serve as Senior Vice President and Chief Scientific Officer and will report directly to me as President and Chief Executive Officer. You will commence employment in such position on March 20, 2000, or as soon thereafter in March 2000 as possible, and your employment shall continue until terminated by you or the Company.

               2. Your base salary will be at the annual rate of $250,000 and will be paid in accordance with the Company's payroll practices, subject to all applicable withholdings.

               3. You will be eligible for an annual bonus of up to 33 percent of your base salary. The amount of the bonus will be determined by the Board of Directors based on our bonus plan as amended from time to time.

               4. The Board of Directors has granted you a stock option for 200,000 shares of the Company's common stock under our 1995 Stock Option Plan. The effective date of the option will be the date of your actual commencement of employment with the Company. For purposes of your option grant, you will be deemed to have commenced employment with the Company once you have terminated employment with your current employer, accepted this agreement and become subject to the direction of the Company as to your job assignments and placed on the Company's payroll. The option will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date as determined by the Board of Directors, which was $8.00 per share. The option will be an incentive stock option under the federal tax laws, to the maximum extent allowable, which is 12,500 shares, and the balance will be a non-statutory option. The option will have a maximum term of ten (10) years, subject to earlier termination upon your cessation of employment. The option will become exercisable 25 percent of the option shares upon your completion of one year of employment with the Company and will become exercisable for the balance of the option shares in a series of 36 successive equal monthly installments, upon your completion of each of the next 36 months of employment with the Company following the first anniversary of your start date. The

Alan Wolffe, Ph.D.                                                March 17, 2000
                                                                          Page 2

remaining terms of your option will be governed by the provisions of the Company's 1995 Stock Incentive Plan. No additional vesting will occur after your termination of employment.

               The Board of Directors also approved a loan of up to $400,000 to you to enable you to exercise up to 50,000 shares covered by your option. If you wish to undertake the loan, you will be required to execute a promissory note and pledge agreement. The form of promissory note is attached and the pledge agreement will be in customary form. Under these documents you will pledge the shares of stock you purchase to secure the loan, and will repay the loan within three years or upon the sale of the pledged stock, whichever is sooner. The loan will bear interest at seven percent per year payable annually. Of course, it is entirely up to you whether you wish to avail yourself of this loan.

               You will be entitled to the special protection provided by the attached addendum to your standard form of option agreement. This addendum in general provides for automatic acceleration of your options if your employment is involuntarily terminated (except for misconduct) within twelve (12) months after change in control of the Company.

               5. You will be eligible to participate in all group life insurance plans, group health and dental plans, and long-term disability programs, a Section 125 flex plan, a 401(k) retirement plan and other executive perquisites which are made available to the Company's executives and for which you qualify. You will accrue paid vacation benefits at the rate of 15 days per year and will have available 10 sick days per year.

               6. Upon your purchase of a house to move your family to the San Francisco Bay Area, the Company will loan you $250,000, with principal payable in 4 years from the date of the loan with interest at 7% per annum payable on each anniversary date of the loan. Twenty-five percent (25%) of principal and accrued interest on the loan will be forgiven on each anniversary date of the loan so long as you are a full time employee of the Company at such time. As an alternative, the Company will invest up to $250,000 in a home for which you will pay the balance and will occupy. The Company's equity interest in the home will decline by 25 percent at the end of each year following the date of investment so long as you are a full time employee of the Company at the end of such year. The other terms of the Company's investment in the home will be specified in an agreement between you and the Company to be signed at such time as you elect this alternative.

               7. The Company will reimburse you for your relocation expenses from Maryland to the San Francisco Bay Area, including trips to the Bay Area for you and your wife to locate a home.

               8. The Company will employ your wife as a scientist at an annual salary of $70,000 per year, for up to _____ months until she finds another position.

Alan Wolffe, Ph.D.                                                March 17, 2000
                                                                          Page 3


               9. At the time you commence employment with the Company, you will be required to execute the Company's standard Proprietary Information and Inventions Agreement, a copy of which will be furnished to you prior to your start date.

               10. Consistent with the other Vice Presidents of the Company, your employment with the Company is not for any specified period of time. As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause. In addition, your employment relationship will immediately terminate upon your death or disability. At the time your employment terminates, the Company will only be required to pay you (i) any unpaid base salary for services rendered through the date of such termination and (ii) the dollar value of all accrued and unused vacation benefits based upon the level of base salary in effect for you at the time of your termination. Of course, if applicable the life or disability insurance proceeds would be available.

               11. Verification of your citizenship or right to work in the United States is required, and you will need to provide proof of this on your first day of employment.

               12. This agreement shall be governed in all respects by California law applicable to agreements executed in California.

               13. Arbitration. Any and all disputes between you and the Company which arise under the terms of this letter agreement shall be resolved through final and binding arbitration, including (without limitation) any disputes relating to this letter agreement, your employment by the Company or the termination of that employment, any claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or the termination of that employment. The only claims not covered by this Paragraph 13 are claims for benefits under the workers' compensation or unemployment insurance laws, which are to be resolved pursuant to those laws. Binding arbitration shall be conducted in San Francisco City and County, California, in accordance with the rules and regulations of the American Arbitration Association. Each party shall split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each party shall bear his or its own attorney fees, that is, the arbitrator shall not have authority to award attorney fees unless a statutory section at issue in the dispute authorizes the award of attorney fees to the prevailing party, in which case the arbitrator shall have authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation, and you hereby waive your right to a jury trial as to such claims. The arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

Alan Wolffe, Ph.D.                                                March 17, 2000
                                                                          Page 4


               We are delighted that you will have agreed to join Sangamo. We believe that you bring the skills and expertise to help us continue to build our Company into a leadership position. We look forward to working with you in developing the full potential of our Company.

               To indicate your acceptance of the foregoing terms of your employment, please sign the duplicate original of this letter and return it to me.



                                            Very truly yours,

                                            -------------------------------
                                            Edward O. Lanphier, II
                                            President and CEO

Alan Wolffe, Ph.D.                                                March 17, 2000
                                                                          Page 5

                                   ACCEPTANCE

               I hereby accept and agree to the terms of the foregoing employment agreement with Sangamo BioSciences, Inc.



                                  -----------------------------------------
                                             ALLAN WOLFFE



                                  DATED: MARCH ___, 2000